UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2017

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2016, our Board of Directors awarded discretionary stock bonuses to all directors of the Company, including our Chief Executive Officer and Director, Jim Schutz, for their services in connection with the turn-around of our Company and in an effort to increase the stock ownership of our Board in the amount of $100,000 each which shares are immediately vested upon grant. In addition, on October 27, 2017, our Board of Directors awarded an additional stock bonus of $50,000 subject to the same conditions to our long-standing director Jay Birnbaum for his 10 years of services and longevity on our Board. The stock awards will be granted on January 2, 2018. The stock awards include a 40% tax gross up to be paid in cash.

Since beginning our turn-around strategy in 2014, we have executed multiple transactions resulting in adding new products and product candidates to our growing portfolio. Starting from a zero base line, we have built a strong foundation in the dermatology market including hiring an experienced direct dermatology sales team of 35 sales professionals and launching several new products. We currently sell nine prescription dermatology products in the United States, and have a strong product pipeline of new products. All of this work was supported by our Board who exceeded our expectations for commitment and expertise and guided our growth through this time. Our Board is highly active and spends considerable time supporting management. With this bonus we extend our gratitude to our Board members for their service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: November 1, 2017	/s/ Jim Schutz
Name: Jim Schutz
Title: Chief Executive Officer